Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: January 27, 2011

CONTACT: Brian L. Vance

President and Chief Executive Officer

(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES FOURTH

QUARTER AND FULL YEAR 2010 EARNINGS

•	Diluted earnings per common share increased to $0.77 for the quarter ended December 31, 2010 from $0.04 per diluted common share for the quarter ended December 31, 2009

•	Acquired assets and liabilities of Pierce Commercial Bank in an FDIC-assisted transaction

•	Non-interest bearing demand deposits to total deposits increased to 17.1% at December 31, 2010 from 16.8% at September 30, 2010

•	Ratio of nonperforming originated assets to total originated assets decreased to 2.41% at December 31, 2010 from 2.53% at September 30, 2010

•	Completed public offering of common stock resulting in net proceeds of approximately $54 million

•	Redeemed $24 million in preferred stock that had previously been issued to the U.S. Treasury under the Capital Purchase Program.

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended December 31, 2010 of $9.8 million compared to net income of $772,000 for the quarter ended December 31, 2009 and $2.0 million for the linked-quarter ended September 30, 2010. Including preferred stock dividends and discount accretion on preferred shares, the net income applicable to common shareholders for the quarter ended December 31, 2010 was $9.1 million, or $0.77 per diluted common share, compared to $441,000, or $0.04 per diluted common share for the quarter ended December 31, 2009 and $1.7 million, or $0.15 per diluted common share for the linked-quarter ended September 30, 2010. The increase in earnings from the prior year quarter ended December 31, 2009 and the linked-quarter ended September 30, 2010 was substantially attributable to the gain on bank acquisition from the acquisition of Pierce Commercial Bank.

Net income applicable to common shareholders for the year ended December 31, 2010 was $11.7 million, or $1.04 per diluted common share, compared to a net loss applicable to common shareholders of $739,000, or $0.10 per diluted common share, for the year ended December 31, 2009.

Mr. Vance commented, “This has been a significant year of accomplishments for Heritage. We acquired Cowlitz Bank and Pierce Commercial Bank through FDIC-assisted transactions expanding our footprint from Seattle to Portland. We opened a new branch office in Puyallup (Pierce County) which along with the acquisitions brings Heritage’s total branch network to 31. We also have announced an additional branch office for Pierce County in Gig Harbor which we expect to open in February 2011. Additionally, we completed a successful public offering of our common stock that raised net proceeds of approximately $54 million, part of which we used to redeem the $24 million in preferred shares we had issued to U.S. Treasury, thereby completing our participation in the Capital Purchase Program. The remaining proceeds will leave us in a strong capital position for further expansion and growth opportunities as they arise in the future.”

Mr. Vance added, “In addition to the lenders we acquired via the acquisitions, in the past 90 days we have hired six new seasoned commercial lenders in both the King County and Pierce County marketplaces. These new lenders will serve us well when our economy emerges from this prolonged recession. Finally, I am pleased with the $11.7 million we earned in 2010. However, it is important to note this income was primarily the result of the substantial gain we recorded on the acquisition of Pierce Commercial Bank. I will not be fully satisfied with our earnings until we are reporting strong and sustainable financial performance across all metrics.”

FDIC-Assisted Acquisition of Pierce Commercial Bank

In addition to the previously disclosed July 30, 2010 acquisition of Cowlitz Bank (the “Cowlitz Acquisition”), on November 5, 2010, Heritage Bank acquired certain assets and assumed certain liabilities of Pierce Commercial Bank from the FDIC in an FDIC-assisted transaction (the “Pierce Acquisition”). In connection with the Pierce Acquisition, Heritage Bank did not enter into loss-sharing agreements with the FDIC to cover expected losses on acquired loans or other real estate owned. However, as part of the bidding process, Heritage Bank’s offer contained a significant discount for the purchase of the assets, which was intended to offset the expected losses in the loan portfolio. This significant discount has a similar financial statement impact on Heritage Bank’s operations compared to that of a loss-sharing agreement.

Heritage Bank purchased certain assets of Pierce Commercial Bank from the FDIC including (at fair value) approximately $142.9 million in loans, $30.3 million of cash and cash equivalents, $13.7 million in investment securities, $1.1 million in FHLB stock and $0.4 million in other assets. Heritage Bank also assumed liabilities with fair value of approximately $181.5 million in deposits, $17.5 million in Federal Home Loan Bank advances and $300,000 of other liabilities of Pierce Commercial Bank from the FDIC. Pierce Commercial Bank was headquartered in Tacoma, Washington.

Under the terms of the Purchase and Assumption Agreement, Heritage Bank was permitted to re-price and repay deposits assumed, including time deposits, which it did promptly after the acquisition. Heritage Bank re-priced approximately $56.0 million of internet certificates of deposit. As a result, as of December 31, 2010, the accounts have decreased approximately $45.6 million. Heritage Bank also repaid the Federal Home Loan Bank advances resulting in a net charge to pre-tax income of $42,000 due to the prepayment penalty substantially offset by the premium recorded at acquisition.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting (formerly the purchase method). The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the November 5, 2010 acquisition date. The application of the acquisition method of accounting resulted in the recognition of a pre-tax gain on bank acquisition of $11.4 million and a core deposit intangible of $154,000.

The gain on bank acquisition represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Pierce Acquisition, we received a cash payment from the FDIC of $21.5 million.

Balance Sheet

The Company’s total assets increased $113.1 million to $1.37 billion at December 31, 2010 from $1.25 billion at September 30, 2010 and increased $352.8 million from $1.01 billion at December 31, 2009 due substantially to the Cowlitz and Pierce Acquisitions. Total originated loans (including loans held for sale) decreased $14.5 million to $742.8 million at December 31, 2010 from $757.3 million at September 30, 2010. This decrease was due primarily to charge-offs during the quarter as well as approximately $8.0 million in seasonal paydowns on agriculture-based lending. At December 31, 2010, real estate construction loan balances accounted for $58.0 million, or 7.8% of total originated loans, of which $29.5 million were single-family residential construction loans.

Deposits increased $68.3 million to $1.14 billion at December 31, 2010 from $1.07 billion at September 30, 2010 due to the assumption of Pierce Commercial Bank deposits. As a result of the Pierce Acquisition, non-interest demand deposits to total deposits increased to 17.1% at December 31, 2010 from 16.8% at September 30, 2010.

At December 31, 2010, the Company’s stockholders’ equity to total assets increased to 14.8% compared to 13.0% at September 30, 2010. The increase was a result of the December 2010 public offering of common stock partially offset from the assets acquired in the Pierce Acquisition. As a result of the public offering, a total of 4.4 million shares were sold at $13.00 per share and the net proceeds were approximately $54 million. This increase in stockholders’ equity was partially offset by the December 2010 redemption of $24 million in preferred stock that the Company has issued to the United States Department of Treasury under the Capital Purchase Program in November 2008.

The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2010 of 13.9%, 20.2% and 21.4%, respectively, as compared to 12.2%, 18.4% and 19.7% at September 30, 2010, respectively.

Credit Quality

The allowance for loan losses at December 31, 2010 decreased by $3.1 million to $22.1 million from $25.2 million at September 30, 2010. Nonperforming originated assets were $26.7 million, or 2.4% of total originated assets, at December 31, 2010, a decrease from $28.3 million, or 2.5% of total originated assets, at September 30, 2010. Potential problem loans increased $4.2 million to $50.7 million at December 31, 2010 from $46.1 million at September 30, 2010. The increase in potential problem loans was primarily due to one credit relationship totaling $9.6 million consisting of multifamily and other commercial real estate loans that was downgraded during the quarter ended December 31, 2010. The Company believes that its allowance for loan losses is adequate to provide for probable losses based on an evaluation of known and inherent risk in the loan portfolio at December 31, 2010.

Nonperforming originated loans to total originated loans was 3.2% at December 31, 2010, a decrease from 3.5% and 4.3% at September 30, 2010 and December 31, 2009, respectively. The allowance for loan losses to nonperforming originated loans was 93.2% at December 31, 2010, slight decrease from 95.6% at September 30, 2010 and an increase from 79.3% at December 31, 2009. The decrease in nonperforming originated loans from September 30, 2010 was due substantially to net charge-offs of $6.0 million during the quarter ended December 31, 2010. Of these charge-offs, $3.6 million related to nonperforming commercial loans and $2.3 million related to nonperforming construction loans.

Mr. Vance added, “We are encouraged with the ongoing improvement of our non-performing loan levels as well as the continuation of our strong coverage ratio. While we believe we will continue to see overall improvement in non-performing loans, the Pacific Northwest economy has yet to show measurable and sustainable improvement.”

“Overall loan demand remains soft, but with the new lending teams from the Cowlitz Acquisition and the Pierce Acquisition as well as the addition of experienced commercial lenders in the Pierce and King County markets, we are confident we will see increased loan levels as we progress through 2011.”

Operating Results

Net interest income increased $6.1 million, or 57.2%, to $16.9 million for the quarter ended December 31, 2010 compared with $10.8 million during the same period in 2009 and increased $9.3 million, or 22.3%, to $51.0 million for the year ended December 31, 2010 compared with $41.7 million for the year ended December 31, 2009. These increases were primarily a result of the increased earning assets acquired in the Cowlitz and Pierce Acquisitions. Heritage’s net interest margin for the quarter ended December 31, 2010 increased to 5.39% from 4.45% for the same period in 2009 and from 4.42% for the prior quarter ended September 30, 2010. Heritage’s net interest margin for the year ended December 31, 2010 increased to 4.78% from $4.57% for the year ended December 31, 2009. The increases in net interest margin were due primarily to increased loan yields as a result of discount accretion on the acquired loan portfolios.

The provision for loan losses decreased $2.1 million, or 41.5% to $2.9 million for the quarter ended December 31, 2010 from $5.0 million for the quarter ended December 31, 2009 and decreased $7.4 million, or 38.2%, to $12.0 million for the year ended December 31, 2010 from $19.4 million for the year ended December 31, 2009. The decreases in the provision for loan losses were due to the improving trends in the ratios of nonperforming originated loans to total originated loans and of the allowance for loan losses to nonperforming originated loans. The provision for loan losses increased $700,000 to $2.9 million for the quarter ended December 31, 2010 from $2.2 million for the quarter ended September 30, 2010 as a result of increased charge-offs. The Company had net charge-offs of $6.0 million for the quarter ended December 31, 2010 compared to $3.3 million for the quarter ended September 30, 2010 and $3.8 million for the quarter ended December 31, 2009. The Company had net charge-offs of $16.1 million for the year ended December 31, 2010 compared to $8.6 million for the year ended December 31, 2009.

Non-interest income increased $12.0 million to $14.3 million for the quarter ended December 31, 2010 compared to $2.3 million for the same period in 2009 and increased $12.8 million to $21.5 million for the year ended December 31, 2010 compared to $8.7 million for the year ended December 31, 2009. The increases were due substantially to the pre-tax gains on the Pierce and Cowlitz Acquisitions. In addition, service charges on deposits for the quarter and year ended December 31, 2010 increased $249,000 and $462,000, respectively, from the same periods in the prior year.

Non-interest expense increased $6.4 million or 87.7% to $13.8 million during the quarter ended December 31, 2010 compared to $7.4 million for the quarter ended December 31, 2009 and increased $9.8 million, or 31.8%, to $40.7 million for the year ended December 31, 2010 compared to $30.9 million for the year ended December 31, 2009. The increase for the three months ended December 31, 2010 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $3.4 million, increased occupancy and equipment expense of $1.1 million, increased professional services of $647,000, and increased data processing of $435,000. The increase for the year ended December 31, 2010 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $5.7 million, increased occupancy and equipment expense of $1.4 million, increased professional services of $1.3 million, and increased data processing of $552,000. These increases were substantially due to the Cowlitz and Pierce Acquisitions.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on January 27, 2011, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through February 10, 2011, by dialing (800) 475-6701 — access code 187417.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. With the FDIC-assisted acquisitions of Cowlitz Bank and Pierce Commercial Bank, Heritage Bank now serves western Washington and the greater Portland, Oregon area through its twenty-five full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	December 31, 2010	September 30, 2010	December 31, 2009
Stockholders’ equity	$202,279	$163,035	$158,498
Less: goodwill and other intangible assets	14,965	14,921	13,358

Tangible equity	187,314	148,114	145,140
Less: preferred stock	—	23,582	23,487

Tangible common equity	$187,314	$124,532	$121,653

Total assets	$1,367,684	$1,254,534	$1,014,859
Less: goodwill and other intangible assets	14,965	14,921	13,358

Tangible assets	$1,352,719	$1,239,613	$1,001,501

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	December 31, 2010	September 30, 2010	December 31, 2009
Assets
Cash on hand and in banks	$39,169	$27,749	$20,106
Interest earning deposits	129,822	133,982	87,125
Fed funds sold	—	15,950	—
Investment securities available for sale	125,175	119,120	90,736
Investment securities held to maturity	13,768	14,317	13,636
Loans held for sale	764	1,127	825
Originated loans receivable	742,019	756,150	772,247
Less: Allowance for loan losses	(22,062)	(25,204)	(26,164)

Originated loans receivable, net	719,957	730,946	746,083
Purchased covered loans	128,715	134,011	—
Purchased non-covered loans	131,049	—	—

Total loans, net	979,721	864,957	746,083
FDIC indemnification asset	16,071	16,084	—
Other real estate owned	3,030	1,920	704
Premises and equipment, net	21,750	16,722	16,394
Federal Home Loan Bank stock	5,594	4,753	3,566
Accrued interest receivable	4,626	5,100	4,018
Prepaid expenses and other assets	13,229	17,832	18,308
Goodwill and other intangible assets	14,965	14,921	13,358

Total assets	$1,367,684	$1,254,534	$1,014,859

Liabilities and Stockholders’ Equity
Deposits	$1,136,276	$1,068,020	$840,128
Securities sold under agreement to repurchase	19,027	15,687	10,440
Accrued expenses and other liabilities	10,102	7,792	5,793

Total liabilities	1,165,405	1,091,499	856,361

Preferred stock	—	23,582	23,487
Common stock	128,436	74,205	73,534
Unearned compensation	(182)	(203)	(270)
Retained earnings	73,648	64,578	61,980
Accumulated other comprehensive income (loss), net	377	873	(233)

Total stockholders’ equity	202,279	163,035	158,498

Total liabilities and stockholders’ equity	$1,367,684	$1,254,534	$1,014,859

Common stock, shares outstanding	15,568,471	11,134,884	11,057,972

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest income:
Interest and fees on loans	$18,127	$14,053	$12,452	$56,054	$50,567
Taxable interest on investment securities	612	629	692	2,661	2,295
Nontaxable interest on investment securities	172	146	68	470	244
Interest on federal funds sold and interest earning deposits	105	112	75	337	235

Total interest income	19,016	14,940	13,287	59,522	53,341

Interest expense:
Deposits	2,047	2,238	2,514	8,378	11,598
Borrowed funds	69	23	19	133	47

Total interest expense	2,116	2,261	2,533	8,511	11,645

Net interest income	16,900	12,679	10,754	51,011	41,696
Provision for loan losses	2,895	2,195	4,950	11,990	19,390

Net interest income after provision for loan losses	14,005	10,484	5,804	39,021	22,306

Non-interest income:
Gain on bank acquisition	11,392	438	—	11,830	—
Gain on sales of loans	274	26	178	401	422
Service charges on deposits	1,335	1,212	1,086	4,653	4,191
Merchant Visa income	759	823	754	3,092	3,008
Other income	533	414	235	1,522	1,046

Total non-interest income	14,293	2,913	2,253	21,498	8,667

Non-interest expense:
Salaries & employee benefits	6,503	5,191	3,074	19,910	14,259
Occupancy and equipment	2,058	1,250	988	5,326	3,928
Data processing	847	549	412	2,233	1,681
Marketing	277	261	247	1,171	990
Merchant Visa	641	680	631	2,577	2,500
Professional services	916	598	269	2,139	823
State and local taxes	300	295	272	968	967
Impairment loss on securities	25	28	236	298	500
Federal deposit insurance	532	423	350	1,656	1,616
Other expense	1,750	1,056	898	4,452	3,631

Total non-interest expense	13,849	10,331	7,377	40,730	30,895

Income before federal income taxes	14,449	3,066	680	19,789	78
Federal income tax expense (benefit)	4,689	1,024	(92)	6,435	(503)

Net income	$9,760	$2,042	$772	$13,354	$581

Dividends accrued and discount accreted on preferred shares	$691	$332	$331	$1,686	$1,320

Net income (loss) applicable to common shareholders	$9,069	$1,710	$441	$11,668	$(739)

Basic earnings/(loss) per common share	$0.77	$0.16	$0.04	$1.05	$(0.10)
Diluted earnings/(loss) per common share	$0.77	$0.15	$0.04	$1.04	$(0.10)

Average number of common shares outstanding	11,715,572	11,014,545	10,989,598	11,121,346	7,831,614
Average number of diluted common shares outstanding	11,781,042	11,068,240	11,016,089	11,173,658	7,831,614

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Performance Ratios:
Net interest margin	5.39%	4.42%	4.45%	4.78%	4.57%
Efficiency ratio	44.40%	66.26%	56.72%	56.17%	61.34%
Return on average assets	2.85%	0.66%	0.30%	1.16%	0.06%
Return on average common equity	22.81%	4.85%	1.28%	8.15%	(0.72)%

Average Balances:
Average assets	$1,358,799	$1,226,671	$1,022,564	$1,152,923	$978,199
Average earning assets	1,244,501	1,137,567	958,606	1,066,883	911,920
Average loans, including purchased loans	964,829	852,252	778,638	835,796	787,527
Average deposits	1,152,662	1,047,861	845,606	968,320	840,204
Average equity	178,794	163,522	160,478	165,964	126,467
Average common equity	157,775	139,972	137,020	143,075	103,055
Average tangible common equity	142,796	125,521	123,651	129,042	89,656

	As of Period End
	December 31, 2010	September 30, 2010	December 31, 2009
Financial Measures:
Book value per common share	$12.99	$12.52	$12.21
Tangible book value per common share	$12.03	$11.18	$11.00
Stockholders’ equity to total assets	14.8%	13.0%	15.6%
Tangible common equity to tangible assets	13.8%	10.1%	12.2%
Tier 1 leverage capital to average assets	13.9%	12.2%	14.4%
Tier 1 capital to risk-weighted assets	20.2%	18.4%	19.4%
Total capital to risk-weighted assets	21.4%	19.7%	20.7%
Net loans to deposits ratio	86.3%	81.0%	88.9%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Allowance for Loan Losses:
Allowance balance, beginning of period	$25,204	$26,268	$25,052	$26,164	$15,423
Provision for loan losses	2,895	2,195	4,950	11,990	19,390
Net charge-offs:
Commercial	3,642	1,369	69	8,553	2,667
Real estate mortgages	(15)	—	189	(15)	188
Real estate construction	2,340	1,761	3,564	7,341	5,724
Consumer	70	129	16	213	70

Total net charge-offs	6,037	3,259	3,838	16,092	8,649

Allowance balance, end of period	$22,062	$25,204	$26,164	$22,062	$26,164

	As of Period End
	December 31, 2010	September 30, 2010	December 31, 2009
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial	$4,994	$5,634	$7,266
Real estate mortgages	—	—	—
Real estate construction	18,294	20,345	25,288
Consumer	—	—	—

Total nonaccrual originated loans	23,288	25,979	32,554
Restructured loans	394	398	425

Total nonperforming originated loans	23,682	26,377	32,979
Other real estate owned	3,030	1,920	704

Nonperforming originated assets	$26,712	$28,297	$33,683

Originated accruing loans past due 90 days or more	$2,373	$2,353	$277
Potential problem originated loans(1)	50,703	46,091	45,848
Allowance for loan losses to:
Total originated loans	2.97%	3.33%	3.39%
Nonperforming originated loans	93.16%	95.56%	79.34%
Nonperforming originated loans to total originated loans	3.19%	3.49%	4.27%
Nonperforming originated assets to total originated assets	2.41%	2.53%	3.32%

(1)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ended December 31, 2010			Three months ended December 31, 2009
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate
Interest Earning Assets:
Loans, net	$941,001	$18,127	7.64%	$753,460	$12,452	6.56%
Investments:
Taxable	117,473	612	2.07%	79,893	692	3.43%
Nontaxable	21,099	172	3.24%	8,896	68	3.05%
Interest earning deposits and fed funds sold	159,646	105	0.26%	112,791	75	0.27%
Federal Home Loan Bank stock	5,282	—	—	3,566	—	—

Total interest earning assets	1,244,501	19,016	6.06%	958,606	13,287	5.50%
Non-interest earning assets	114,298			63,958

Total assets	$1,358,799			$1,022,564

Interest Bearing Liabilities:
Certificates of deposit	$417,788	1,361	1.29%	$317,332	1,777	2.22%
Savings accounts	100,808	123	0.48%	79,390	150	0.75%
Interest bearing demand and money market accounts	437,915	563	0.51%	320,598	587	0.73%

Total interest bearing deposits	956,511	2,047	0.85%	717,320	2,514	1.39%
FHLB advances and other borrowings	7,364	46	2.48%	—	—	—
Securities sold under agreement to repurchase	16,769	23	0.55%	9,990	19	0.75%

Total interest bearing liabilities	980,644	2,116	0.86%	727,310	2,553	1.38%
Non-interest bearing deposits	196,151			128,286
Other non-interest bearing liabilities	3,210			6,490
Stockholders’ equity	178,794			160,478

Total liabilities & stockholders’ equity	$1,358,799			$1,022,564

Net interest income		$16,900			$10,754

Net interest spread			5.21%			4.12%
Net interest margin			5.39%			4.45%
Average interest earning assets to average interest bearing liabilities			126.91%			131.80%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	December 31, 2010		September 30, 2010		December 31, 2009
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business (1)	$391,011	52.7%	$398,209	52.6%	$408,622	52.8%
Real estate mortgages:
One to four family residential	48,672	6.6%	50,614	6.7%	54,448	7.0%
Five or more family residential and commercial real estate	222,452	29.9%	223,456	29.5%	194,613	25.2%

Total real estate mortgages	271,124	36.5%	274,070	36.2%	249,061	32.2%
Real estate construction:
One to four family residential	29,467	4.0%	29,924	4.0%	46,060	6.0%
Five or more family residential and commercial real estate	28,498	3.8%	33,009	4.3%	49,665	6.4%

Total real estate construction	57,965	7.8%	62,933	8.3%	95,725	12.4%
Consumer	24,006	3.2%	23,568	3.1%	21,261	2.8%

Gross originated loans	744,106	100.2%	758,780	100.2%	774,669	100.2%
Deferred loan fees	(1,323)	(0.2)%	(1,503)	(0.2)%	(1,597)	(0.2)%

Total originated loans	742,783	100.0%	757,277	100.0%	773,072	100.0%

Purchased covered loans	128,715		134,011		—
Purchased non-covered loans	131,049		—		—

Total loans, net	$1,002,547		$891,288		$773,072

Deposit Composition
Non-interest demand deposits	$194,583	17.1%	$179,821	16.8%	$133,169	15.8%
NOW accounts	287,247	25.3%	277,069	26.0%	211,509	25.2%
Money market accounts	150,953	13.3%	130,194	12.2%	113,332	13.5%
Savings accounts	100,552	8.8%	98,677	9.2%	78,205	9.3%

Total non-maturity deposits	733,335	64.5%	685,761	64.2%	536,215	63.8%
Certificate of deposit accounts	402,941	35.5%	382,259	35.8%	303,913	36.2%

Total deposits	$1,136,276	100.0%	$1,068,020	100.0%	$840,128	100.0%

(1)	During the quarter ended September 30, 2010, $20.1 million of loan balances previously categorized as commercial business loans were reclassified as five or more family residential and commercial real estate to be more consistent with federal interagency reporting guidelines.